Exhibit (1)(aa)

TCW FUNDS, INC.

ARTICLES OF AMENDMENT

TCW Funds, Inc., a Maryland corporation and an open-end management investment company, having its principal office in Maryland in the City of Baltimore (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation of the Corporation are hereby amended by: (i) reclassifying all of the Institutional Class (or Class I) and Investor Class (or Class N) shares of the Corporation’s TCW Aggressive Growth Equities Fund series (the “Aggressive Growth Equities Fund”) as Institutional Class (or Class I) and Investor Class (or Class N) shares, respectively, of the Corporation’s TCW Growth Equities Fund series (the “Growth Equities Fund”); (ii) eliminating the authorized Advisor Class (or Class K) shares of the Aggressive Growth Equities Fund; and (iii) increasing the aggregate number of authorized shares of the Growth Equities Fund by 4,000,000,000 shares.

SECOND: Upon effectiveness of these Articles of Amendment:

(a) All of the assets and liabilities belonging to the Aggressive Growth Equities Fund and attributable to its Institutional Class (or Class I) and Investor Class (or Class N) shares, respectively, shall be conveyed, transferred and delivered to the Growth Equities Fund, and shall thereupon become and be assets and liabilities belonging to the Growth Equities Fund and attributable to its Institutional Class (or Class I) and Investor Class (or Class N) shares, respectively.

(b) Each of the issued and outstanding Institutional Class (or Class I) and Investor Class (or Class N) shares (and fractions thereof) of the Aggressive Growth Equities Fund will automatically, and without the need of any further act or deed, be reclassified and changed to that number of full and fractional issued and outstanding Institutional Class (or Class I) and Investor Class (or Class N) shares, respectively, of the Growth Equities Fund having an aggregate net asset value equal to the net asset value of an Institutional Class (or Class I) or Investor Class (or Class N) share (and fractions thereof), respectively, of the Aggressive Growth Equities Fund being reclassified and changed, such net asset values to be determined as of the close of regular trading on the New York Stock Exchange on the effective date of these Articles of Amendment.

(c) Each unissued Institutional Class (or Class I) share (or fraction thereof) of the Aggressive Growth Equities Fund will automatically, and without the need for any further act or deed, be reclassified and changed to such number of unissued Institutional Class (or Class I) shares (or fractions thereof) of the Growth Equities Fund as shall result, as of the effective time of these Articles of Amendment, in the total number of unissued Institutional Class (or Class I) shares of the Growth Equities Fund being increased by 2,000,000,000 shares less the number of issued and outstanding Institutional Class (or Class I) shares of the Growth Equities Fund resulting from paragraph (b) of this Article SECOND.

(d) Each unissued Investor Class (or Class N) share (or fraction thereof) of the Aggressive Growth Equities Fund will automatically, and without the need for any further act or deed, be reclassified and changed to such number of unissued Investor Class (or Class N) shares (or fractions thereof) of the Growth Equities Fund as shall result, as of the effective time of these Articles of Amendment, in the total number of unissued Investor Class (or Class N) shares of the Growth Equities Fund being increased by 2,000,000,000 shares less the number of issued and outstanding Investor Class (or Class N) shares of the Growth Equities Fund resulting from paragraph (b) of this Article SECOND.

(e) Each unissued Advisor Class (or Class K) share (or fraction thereof) of the Aggressive Growth Equities Fund will automatically, and without the need for any further act or deed, cease to exist such that, as of the effective time of these Articles of Amendment, there shall be no authorized Advisor Class (or Class K) shares of the Aggressive Growth Equities Fund.

(f) Open accounts on the share records of the Growth Equities Fund shall be established representing the appropriate number of the Aggressive Growth Equities Fund shares of the appropriate class deemed to be owned by each such stockholder as a result of the reclassification.

THIRD: These Articles of Amendment do not increase the authorized capital stock of the Corporation or the aggregate par value thereof. These Articles of Amendment eliminate 2,000,000,000 of the authorized and unissued shares of the Aggressive Growth Equities Fund and reclassify and change the remaining 4,000,000,000 authorized shares of the Aggressive Growth Equities Fund to 4,000,000,000 additional authorized shares of the Growth Equities Fund. These Articles of Amendment do not amend the description of any class of stock as set forth in the Corporation’s Articles of Incorporation. As a result of these Articles of Amendment the Corporation is authorized to issue up to 4,000,000,000 Institutional Class (or Class I) shares of the Growth Equities Fund and 4,000,000,000 Investor Class (or Class N) shares of the Growth Equities Fund less, at any time, the total number of shares of each respective class of the Growth Equities Fund then issued and outstanding. The shares of the Growth Equities Fund and of each class of the Growth Equities Fund shall have all of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such Fund and such class as set forth in the Corporation’s Articles of Incorporation.

FOURTH: This amendment has been duly authorized and advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon.

FIFTH: These Articles of Amendment shall be effective as of August 31, 2006 at 4:00 p.m.

IN WITNESS WHEREOF: TCW Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President, and attested by its Secretary on the      day of August, 2006.

TCW FUNDS, INC.	WITNESS:

Alvin R. Albe, Jr.	Philip K. Holl
President	Secretary

The undersigned, Alvin R. Albe, Jr., President of TCW Funds, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies, under the penalties of perjury, that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

Alvin R. Albe, Jr.
President